Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 7, 2019, by and between Gary H. Rabin (“Rabin”), and Immune Pharmaceuticals Inc ("Company"). Company desires to engage Rabin as President and Interim Chief Executive Officerto provide certain services to Company as more particularly set forth in Exhibit A attached hereto and made a part hereof (the “Services”). The parties desire to set forth, in writing, the terms and conditions concerning the engagement. Accordingly, in consideration of the mutual covenants in this Agreement, and for other good and valuable consideration, it is agreed as follows:

1. Engagement and Commencement Date. Commencing on March 7, 2019 (“Commencement Date”), Company hereby engages Rabin as President and Interim Chief Executive Officer, on the terms and conditions set forth in this Agreement. By signing this Agreement, Rabin and Company understand and agree to all of the terms and conditions outlined herein and those that are incorporated by reference, if any.

2. Services of Rabin. Rabin shall render to Company all of the Services reasonably requested by Company to the best of Rabin’s abilities. It is intended that Rabin's Services will at all times comply in all material respects with any applicable federal, state or local laws, statutes or ordinances, and all rules, regulations and orders required in order to render all Services provided for hereunder. The Services shall be provided subject to the supervision and, where appropriate, approval of the Company’s Board of Directors. Rabin shall devote such time and attention to the affairs of the Company and the provision of the Services as Rabin and the Company’s Board of Directors shall mutually agree. Such Services may be provided in person, by telephone, by electronic communication or as otherwise reasonably necessary for the appropriate provision of such Services.

3. Rules and Regulations. Rabin agrees to observe and comply in all material respects with all of Company's policies, procedures, rules and regulations that currently exist and those rules and regulations that are from time to time added, adopted or amended, whether temporary or permanent, regarding the rendering of the Services by Rabin and the use of staff, office and other facilities, accounting and bookkeeping systems and other related services, if any. Moreover, Company reserves the right to make reasonable changes to Company’s rules and regulations at any time with prior notification to Rabin. Rabin’s continued performance of the Services for Company shall constitute his consent and approval to such modifications.

4. Term. The engagement of Rabin hereunder shall commence as of the Commencement Date and shall continue for a period of approximately three months, terminating on June 7, 2019. This Agreement may be terminated by Company at any time for any or no reason, upon thirty (30) days’ advance written notice to Rabin, and for cause immediately upon notice, provided that Sections 7 through 9 and Sections 11 through 15, inclusive, shall survive any termination or expiration of this Agreement. In the event of termination of this Agreement, Company shall only be obligated to pay Rabin through the date of termination and for Services actually rendered.

5. Compensation. Company shall pay Rabin for the Services hereunder an initial retainer of $11,000 via wire transfer upon signature of this agreement. In addition Company shall pay Rabin a Work Fee of $4,000 on each of April 7, May 7 and June 7, 2019. Separately, on a monthly basis, Rabin shall remit an invoice, which Company shall pay within ten (10) days of receipt for all reasonably incurred out-of-pocket or associated expenses that may result from Rabin’s rendering of Services to Company, provided that such expenses are reasonable in amount, approved in advance in writing for any amounts greater than $250, incurred for the benefit of Company and supported by itemized accountings and expense receipts submitted to Company prior to any reimbursement therefor.

6. Assignment of Services by Rabin. The Services to be provided by Rabin hereunder are personal to Rabin and may not be assigned or delegated without the prior written consent of Company, which may be withheld in Company’s sole and subjective discretion.

7. [Reserved]

8. Confidential Information. Rabin acknowledges that Company has established substantial goodwill and confidential information with respect to its business.

(a) Character of Information. Company, among other things, is in the business of developing drug candidates. In the course of its business, Company maintains confidential information relating to its business, which include (i) formulations, , (ii) clinical development strategies and plans, (iii) clinical trial information, (iv) contract manufacturing, contract research and clinical trial organization relationships, contacts and related information, (vii) existing and future strategic plans including the potential sale or exclusive licensing of one or more of the Company’s product candidates, (viii) computer data, processes and know-how and (ix) vendors, manufacturers and developers, all of which is stored on various forms of media (collectively "Confidential Information"). The Confidential Information has been compiled, assembled and developed as a result of substantial efforts and expenditures by Company. Rabin acknowledges that the Confidential Information is not in the public domain, and Company has established and implemented policies and procedures to restrict access to all Confidential Information to persons who have a genuine need to use Confidential Information in the course of their association with Company. Rabin hereby acknowledges that by reason of becoming apprised of Confidential Information, no license or any other rights whatsoever, either directly or by implication, in or to the Confidential Information are acquired by Rabin. Subject to Section 9(b) below, Rabin agrees that all Confidential Information received by Rabin in the course of his service for Company or made available to Rabin by Company, is the sole and exclusive property of Company.

(b) Exceptions. Confidential Information shall not include any information that Rabin can demonstrate: (1) is already known to Rabin or was in Rabin’s possession before the date of disclosure under this Agreement other than pursuant to a confidentiality obligation with the Company; (2) is or becomes publicly known through no wrongful act of Rabin; (3) is independently developed by Rabin without reference to the Confidential Information; (4) is required to be disclosed to comply with laws, statutes, regulations, orders and other governmental rules; or (5) is obtained by Rabin from a third party which is not, to the knowledge of Rabin, subject to any legal restriction on its right to use and disclose such information.

(c) Rabin’s Representations and Covenants; Non-Disclosure. In reliance on Rabin’s representations, warranties and covenants, from time to time Company may permit Rabin to have access to Confidential Information, to the extent necessary and for the sole purpose of enabling Rabin to perform the Services to Company. Subject to Section 9(b), while associated with Company and at any time after termination of Rabin’s Services or association with Company, Rabin represents, warrants and agrees that if Company permits Rabin to have access to Confidential Information, Rabin will use such Confidential Information only in a fiduciary capacity for the benefit of Company, and will not use, disclose, or disseminate, directly, or indirectly, any Confidential Information, except as required to perform the Services. In furtherance of the foregoing, Rabin shall maintain the Confidential Information in the strictest of confidence, will not make copies, summaries, compilations or extracts of any Confidential Information, and will not permit anyone to have access to Confidential Information, except as authorized in writing by Company. If Rabin uses, discloses, or disseminates or causes the use, disclosure, or dissemination of Confidential Information then Rabin shall be responsible for any and all damages suffered by Company, including but not limited to compensatory, incidental, consequential, lost profits, statutory, nominal, punitive, and restitutionary damages as well as any and all associated legal fees, costs and expenses.

(d) Non-Solicitation. During the term of this Agreement and the one-year period following any termination or expiration of this Agreement, Rabin shall not solicit or hire any of Company’s employees or contractors for services or for the purpose of terminating, curtailing or interfering in any way with their relationship with Company.

(e) Surrender of Property. Rabin agrees that upon termination of his engagement with Company, Rabin shall immediately return to Company all documents and property belonging to Company, including but not limited to all Confidential Information, including Rabin’s new customer and new business leads and referral sources, mailing lists, vendor lists and supplier lists, if any.

10. Consulting or Other Services for Competitors. Rabin represents and warrants that Rabin does not presently perform, intend to perform nor will Rabin perform, during the term of the Agreement, consulting or other services for companies whose businesses or proposed businesses involve competing businesses.

11. Remedies. If Rabin breaches or defaults in any of its obligations under this Agreement, specifically including Sections 9 and 10, Rabin acknowledges that Company may be irreparably damaged and that it would be extremely difficult and impractical to measure the resulting damages in money; accordingly, Rabin acknowledges and agrees that Company, in addition to any other available rights or remedies, shall have the right to specific performance, injunctive relief and any other equitable remedy for any breach or threatened breach of his obligations under this Agreement, and Rabin waives the defense that a remedy at law or damages is adequate. The Company shall not be required to post any bond or other security in connection with any action for equitable relief. Rabin further agrees that Company shall have the right to require Rabin to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Rabin as the result of any transaction constituting a breach of or default under this Agreement. Each of the foregoing rights and remedies shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under any law or in equity.

12. Representations and Covenants. Rabin hereby represents and warrants to Company that:

(a) No Conflict. The engagement of Rabin hereunder and the performance by Rabin of his intended Services do not and will not require the consent, waiver or approval of any party, do not create a breach of, constitute a default under, or violate or conflict with any contract, agreement or other instrument or any judgment or order to which Rabin is subject, including without limitation, any outstanding restrictive covenant or non competition agreement which would interfere with or prevent Rabin’s engagement by Company hereunder as contemplated by the parties.

(b) No Consent. The execution, delivery and performance of this Agreement by Rabin do not require the consent, waiver or approval of any party.

(c) No Infringement. Any materials provided by Rabin to Company shall not infringe upon the rights of any third parties including, but not limited to, intellectual property rights, moral rights, rights of publicity or rights of privacy.

(d) Third Party Assignment. In the event any intellectual property is wholly or partially created by a third party to this Agreement, Rabin undertakes to obtain the assignment of any and all rights in such intellectual property from such third party to Company in compliance with the terms and conditions of this Agreement, and to provide a copy of the assignment to Company.

13. Indemnification. Rabin agrees to indemnify, defend and hold harmless Company, its officers, directors, shareholders and affiliates (each, an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all claims, demands, damages, liabilities, losses, settlements, costs and expenses arising out of or in connection with Rabin’s breach of this Agreement, breach of any representations and warranties, gross negligence or intentional misconduct. Rabin will also reimburse Company and any other Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of legal counsel), as such expenses are incurred, in connection with investigating, preparing to defend or defending any such action, claim, proceeding or investigation, whether or not in connection with pending or threatened litigation in which Rabin or any other Indemnified Person is a party or target.

14. Work for Hire.

(a) Work for Hire. The Rabin expressly acknowledges and agrees that any and all proprietary materials prepared by the Rabin under this Agreement at the direction and for the benefit of Company shall be considered “works for hire” and the exclusive property of the Company unless otherwise specified. These items shall include, but shall not be limited to, any and all deliverables resulting from the Rabin’s Services or contemplated by this Agreement, all tangible results and proceeds of the Services, works in progress, records, diagrams, notes, drawings, specifications, schematics, documents, designs, improvements, inventions, discoveries, developments, trademarks, trade secrets, customer lists, databases, domain name, software, programs, middleware, applications, and solutions conceived, made, or discovered by the Rabin, solely or in collaboration with others, during the Term of this Agreement relating in any manner to the Rabin’s Services.

(b) Additional Action to Assign Interest. To the extent such work may not be deemed a “work for hire” under applicable law, the Rabin hereby assigns to the Company all of its right, title, and interest in and to such work. The Rabin shall execute and deliver to the Company any instruments of transfer and take such other action that the Company may reasonably request, including, without limitation, executing and filing, at the Company’s expense, copyright applications, assignments, and other documents required for the protection of the Company’s rights to such materials.

(c) Notice of Incorporation of Existing Work. If the Rabin intends to integrate or incorporate any work that it previously created into any work product to be created in furtherance of its performance of the Services, the Rabin must obtain the Company’s prior written approval of such integration or incorporation. If the Company, in its reasonable discretion, consents, the Company is hereby granted a worldwide, royalty-free, perpetual, irrevocable license to use, distribute, modify, publish, and otherwise exploit the incorporated items in connection with the work product developed for the Company.

15. Survival. Rabin and Company agree that their obligations under Sections 9, 10, 12 and 13 of this Agreement shall continue in effect after termination of Rabin’s engagement with Company, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary, and that Company is entitled to communicate Rabin’s obligations under this Agreement to any third party. The parties’ obligations hereunder also shall be binding upon their successors in interest, heirs, executors, assigns, and administrators and shall inure to the benefit of the other party.

16. General Terms and Conditions. If either party brings an action to enforce its rights under this Agreement, in addition to such other remedies which the court may grant, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. As used in this Agreement, the neuter shall include the masculine and feminine and vice versa, and the singular shall include the plural and vice versa, as the context may require. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether oral or in writing. This Agreement shall be governed by and interpreted under the laws of the State of New York. Except as provided in Section 11, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York County before a neutral arbitrator reasonably acceptable to both parties. The arbitration shall be administered by JAMS pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. In case one or more of the provisions contained in this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect under any applicable law, the other provisions contained herein shall not in any way be affected or impaired thereby. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the day and year first set forth above.

Immune Pharmaceuticals Inc (“Company”)

Signature:	/s/ Jeff Paley

Name:	Jeff Paley

Title:	Director and Chair, Compensation Committee

Address:	1 Bridge Plaza North, Suite 270
Fort Lee, NJ 07024

GARY H. RABIN, an individual

Signature:	/s/ Gary Rabin

Name:	Gary H. Rabin "Rabin"

Address:	1100 Indiana Avenue
Venice, CA 90291

EXHIBIT “A” - Description of Rabin’s Services & Objectives

Rabin shall work the Company’s, board of directors with respect to the following:

(1) Developing a strategy for raising third party capital, including the sale of exclusive license of the Company’s product candidates;

(2) Assisting in strategy and negotiation with existing creditors and investors;

(3) Assisting in the completion of transaction-specific materials, including without limitation, PowerPoint presentations;

(4) Assisting in the documentation and review of financing arrangements;

(5) Assisting in creation of all materials and strategies to interface with potential investors;

(6) Consultation as it relates to Company’s shareholder cap table;

(7) Other matters appropriate for the President and Chief Executive of a public company.